EXHIBIT 10.1
STOCK PURCHASE AGREEMENT

This Agreement, made this 29th day of December, 2005, by and among Global Matrechs, Inc. a Delaware corporation with its principal place of business at 90 Grove Street, Ridgefield, Connecticut (the “Seller”), Mark J. Allen (the “Buyer”), and True to Form Limited, Inc., a Massachusetts corporation with its principal place of business at 91 French Avenue, Braintree, MA 02184 (“TTF”).

W I T N E S S E T H

WHEREAS, Seller is the record and beneficial owner of 100 shares of the common stock, $.001 par value (the “TTF Shares”), of TTF, such shares constituting all of the issued and outstanding share capital of TTF; and

WHEREAS, Seller desires to sell, and each Buyer desires to purchase from Seller, the TTF Shares, on the terms and conditions hereinafter appearing,

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.	PURCHASE AND SALE OF STOCK.

1.1.  Sale of Shares. At the Closing (as hereinafter defined), Seller shall sell, assign and convey to Buyer, and Buyer, severally and not jointly, shall purchase the TTF Shares.

1.2.  Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall consist of:

(a)  10,000,000 shares of common stock of the Seller, $.0001 par value, of which the Buyer is currently the registered holder (the “Seller Shares”);

(b)  A promissory note (the “Note”) issued by TTF to the Seller in the original principal amount of $250,000 in substantially the form attached hereto as Exhibit A.

1.3.  Closing. The consummation of the purchase and sale of the TTF Shares (the “Closing”) shall take place at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts, at 10:00 a.m. on December 29, 2005, or at such other place, date and time as may be agreed upon in writing by Buyers and Seller. At the Closing, Seller will deliver to the Buyer, against delivery to Seller of the Purchase Price (including, for such purposes, the certificate evidencing the Seller Shares accompanied by a duly executed stock power relating thereto), a certificate representing the TTF Shares, accompanied by a duly executed stock power relating thereto.

2.	OTHER AGREEMENTS OF THE PARTIES

2.1.  The parties hereto agree that, effective upon the Closing, each those certain agreements entered into on or about December 31, 2004 relating to the acquisition by Seller of TTF, including the Agreement and Plan of Merger, the Security Agreement, the Pledge Agreement, the Share Escrow Agreement, the Employment Agreement between the Buyer and the Seller, the Working Capital Note issued by TTF to the Seller and the Promissory Note issued by the Seller to the Buyer shall be terminated and of no further force or effect.

2.2.  Buyer and Seller hereby agree to the cancellation, effective upon the Closing, of any and all equity interests in the Seller beneficially owned by Buyer, including but not limited to all options, warrants and shares of capital stock of the Seller.

2.3.  The Parties do hereby release and forever discharge each other and each other’s affiliates, officers, directors, employees, servants, agents, representatives, attorneys,

successors and assigns, past and present, from any and all claims, suits, actions, causes of action, demands, damages or liabilities whatsoever of every kind, name and nature, whether at Law or in Equity, whether in contract or tort, by statute, or on any other basis, known or unknown, suspected or unsuspected (“Claims”), which they now have, ever had, or may hereafter have, with the exception of those arising out of, in connection with, or relating to the transactions contemplated by this Agreement.

3.	CONDITIONS PRECEDENT

3.1.  The obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)  The delivery by the Buyer to the Seller of a signed letter of providing for Buyer’s resignation from the Seller’s board of directors, effective upon the Closing;

(b)  The delivery by the Seller to the Buyer of a letter, signed by Michael Sheppard, President of Seller, confirming Mr. Sheppard’s resignation as a director and officer of TTF; and

(c)  The surrender and cancellation by the Buyer of any and all instruments evidencing equity interests in the Seller, including but not limited to all options, warrants and shares of capital stock of the Seller.

4.	GENERAL.

This Agreement (i) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written communications, agreements and understandings between them with respect to such subject matter, (ii) is entered into in, and shall be governed by the substantive laws of, The Commonwealth of Massachusetts, and (iii) shall be binding on and inure to the benefit of the parties and their respective heirs, legal representative, successors and permitted assigns. No party may assign any rights or delegate any obligations under this Agreement without the prior written consent of each other party hereto. This Agreement may not be amended or modified or any provision hereof waived except by an agreement in writing executed by each party hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement under seal as of the date first set forth above.

GLOBAL MATRECHS, INC.

By: /s/ Michael Sheppard
Name: Michael Sheppard
Its: President

TRUE TO FORM LIMITED, INC.

By: /s/ Mark J. Allen
Name: Mark J. Allen
Its: President

Exhibit A

Promissory Note